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BRANTLEY CAPITAL CORPORATION

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3201 Enterprise Parkway, Suite 350 Cleveland, Ohio 44122	September 9, 2002

Dear Fellow Brantley Stockholder:

     We are pleased to provide the attached Quarterly Report on Form 10-Q for the three and six month periods ending June 30, 2002. It has been both a challenging and rewarding year at Brantley Capital Corporation. Certainly the economic and stock market environment has been very difficult. However, in spite of the current business and investment conditions in the United States, we continue to be pleased with our performance, particularly the strong operating results from our portfolio companies. Our focus on cash flow positive, established businesses with growth potential has protected us from the volatile swings of the public and private markets over the last year.

     More specifically, dividend and interest income on investments was $512,778 for the three-month period ending June 30, 2002. Since inception, the Company has invested $30.8 million in equity and equity-linked debt security investments that have a current market value of $62.5 million for an increase of 103%. For the quarter ended June 30, 2002, net losses on investment transactions were $84,446. However on an inception to date basis our equity and equity linked debt security portfolio has an unrealized gain of approximately $31.8 million or $8.31 per share. In addition to these unrealized gains, we have reported realized gains of $5,020,735 or $1.32 per share since inception; all of which have been distributed to stockholders through annual dividends. Together the realized and unrealized gains represent the creation of $9.63 of incremental investment value per share. More importantly, these results have come without any significant liquidity events in the private portfolio. We believe that as the portfolio continues to mature, and the financial markets improve, our investments are positioned well for liquidity opportunities.

     In the Company’s enclosed quarterly report which we filed with the Securities and Exchange Commission (“SEC”) on August 14, 2002, we disclosed that we recently received notice from the SEC staff (the “Staff”) as part of the examination of the Company that Brantley Capital Management, LLC (“BCM”), the Company’s investment adviser, is not registered under the Investment Advisers Act of 1940 (the “Advisers Act”). BCM has advised the Company that, in fact, it had inadvertently failed to maintain its investment adviser registration, following changes to the Advisers Act, which lead to the cancellation of its registration in 1998. BCM failed to advise the Company’s board that it had inadvertently failed to make the required filings under the Advisers Act, and, until the exam letter was received, the Company’s board and BCM had believed that BCM was properly registered. On August 13, 2002, the Company’s board of directors unanimously voted to direct BCM to take all action necessary to become reregistered and come into compliance with the Advisers Act as soon as possible. The board also directed BCM to implement procedures to ensure compliance with all registration, filing and other requirements under the Advisers Act in the future, and BCM has informed the Company that such procedures have been developed and are being implemented. On August 14, 2002, BCM filed with the SEC the documentation needed to reregister as an investment adviser consistent with the Staff’s comment. The registration process for an investment adviser generally takes 45 or more days.

     At the board meeting on August 13, the board also unanimously approved the formation of a special committee (the “Special Committee”) composed of three independent directors to further review the issues related to the registration of BCM. Specifically, the Special Committee is considering the implications for the Company that arise from the failure to maintain its registration, and is reviewing the status of the advisory contract, and its terms and conditions including the payments thereunder. The Company and the Special Committee are continuing to assess the Company’s relationship with BCM. There can be no assurance that BCM will be reregistered as an investment adviser, or the timeframe for such registration, or the impact of the failure to have not been registered. If it is not re-registered, BCM would not be able to advise the Company going forward. However, the Company believes that BCM will become registered with the SEC and that the BCM management team will continue to manage the Company.

     In late March of this year, Phillip Goldstein, a shareholder and director of the Company, telephoned Robert Pinkas, Chief Executive Officer and a director of the Company, and announced his intention to launch a proxy contest against the Company unless the differences between Mr. Pinkas and Mr. Goldstein could be resolved. In addition, Mr. Goldstein placed a deadline of April 1, 2002 on a resolution of his differences with management because he claimed that he had a filing deadline with respect to a filing on Schedule 13D regarding the ownership of shares of the Company. Mr. Goldstein also suggested that an easy solution would be for him and Richard Barone to be bought out. Mr. Goldstein told the Company in writing that if he and Mr. Barone were bought out, he believed it would be easier for the Company to obtain shareholder approval for plans to increase the Company’s assets in the future. The same writing also included an offer by Mr. Goldstein to resign his position as a director if he were bought out as a shareholder. Mr. Goldstein further indicated in his writing to the Company that he and Mr. Barone would only sell their shares for a price in excess of $13 per share. This represented a substantial premium to the Company’s trading price at that time.

     Mr. Pinkas indicated to Mr. Goldstein that he might be able to introduce him to persons who had at some point expressed interest in possibly becoming shareholders of the Company. However, Mr. Pinkas told Mr. Goldstein that neither he personally nor the Company would be willing to purchase the shares owned by Mr. Goldstein or Mr. Barone. Mr. Pinkas brought these conversations, including memoranda written by Mr. Goldstein, to the attention of the board of directors of the Company at a meeting specifically called for that purpose. The board discussed that, because of the disruption that it believed Mr. Goldstein had caused to the operation of the Company since he became a director, it was in the Company’s best interest for Mr. Pinkas to introduce Mr. Goldstein to potential purchasers. The board did not object to Mr. Pinkas introducing Mr. Goldstein to potential purchasers. Mr. Goldstein has a different version of the events described in this paragraph and the preceding paragraph as set forth in his proxy material dated August 26, 2002.

     As we move into the second half of the year, we look forward to continued execution of our business plan. We are particularly committed to expanding the Company’s mezzanine investment portfolio. This is a carefully studied, clearly defined and market tested strategy that emphasizes the cash dividends generated by mezzanine investments. These dividends provide a current return sought by investors. The common stock of business development companies with a mezzanine emphasis historically trade at a premium to their net asset value. We believe the Company’s expanded mezzanine focus will help reduce the current discount between our net asset value and stock price. We believe that this strategy will enhance value for all stockholders and will help ensure the Company’s long-term success.

     As always, we will keep you informed of developments in our business. If you have any questions, please let us know. We thank you for your support and look forward to a successful completion of 2002.

Sincerely,

Robert P. Pinkas
Chairman and Chief Executive Officer